Exhibit 4.34

April 20, 2015

STRICTLY CONFIDENTIAL

Dr. Graham Kelly

Chairman and Chief Executive Officer

Novogen Ltd.

16-20 Edgeworth David Ave.

Hornsby NSW 2077 Australia

Dear Graham:

Reference is made to the engagement letter (the “Engagement Letter”), dated June 12, 2014, as amended on December 16, 2014, by and between Novogen Ltd. (the “Company”) and H.C. Wainwright & Co., LLC (“Wainwright”), pursuant to which Wainwright shall serve as the exclusive agent or advisor in North America in any offering of securities of the Company during the “Term” (as defined in the Engagement Letter). Defined terms used herein but not defined herein shall have the meanings given to such terms in the Engagement Letter

1. The Company and Wainwright hereby agree to extend the Term of the Engagement Letter, effective as of February 1, 2015. As such, the first sentence of Paragraph B of the Engagement Letter is hereby amended and restated as follows:

“The term of Wainwright’s exclusive engagement will begin on the date hereof and end on December 31, 2015 (the “Term”).

2. The Company and Wainwright hereby agree to modify the cash fee payable to Wainwright in respect of Offerings occurring after April 17, 2015. In addition, the Company and Wainwright hereby agree to amend the exclusive Engagement Letter in order to permit the Company to compensate Lodge Partners Pty Ltd. (“Lodge”) in connection with the Offering scheduled to close on or about April 24, 2015. Accordingly, the following is added as the last three sentences of Paragraph A(1) of the Engagement Letter.

“For clarity, the parties agree Wainwright shall be paid a cash fee in respect of the “Approved Issue” rights offering (the “Rights Offering”) described in Section 4(a) of the subscription agreement in connection with the Offering scheduled to close on or about April 24, 2015 in the amount of 7% of the gross proceeds from investors introduced by it that participate in the Rights Offering (the “Rights Offering Fee”) bat will not be entitled to any Wainwright Warrants in respect of such rights offering. Notwithstanding anything herein to the contrary, Lodge Partners Pty Ltd. shall be entitled to receive an aggregate cash fee in an amount equal to the lesser of (i) AUD$300,000 or (ii) 1% of the gross proceeds received by the investors in the Offering introduced by Wainwright closing on or about April 24, 2015 plus proceeds from investors introduced to Wainwright that participate in the Rights Offering, which amount shall be deducted from the cash fee otherwise payable to Wainwright hereunder. For clarity, such deduction shall not apply to any other Offerings during the Term.”

430 Park Avenue  |  New York, New York 10022  |  212.356.0500  |  www.hcwco.com

Member: FINRA/SIPC

3. The Company and Wainwright hereby agree to amend Wainwright’s expenses. Accordingly, the following is added as the last sentence of Paragraph A(3):

“In addition to the non-accountable expense allowance described in the prior sentence, as to any Offering during the Term that is a firm commitment underwritten offering, the Company also agrees to reimburse Wainwright for all of its reasonable out of pocket expenses in excess of such allowance on an accountable basis.”

Except as expressly set forth above, all of the terms and conditions of the Engagement Letter shall continue in full force and effect after the execution of this agreement and shall not be in any way changed, modified or superseded by the terms set forth herein.

This agreement may be executed in two or more counterparts and by facsimile or “.pdf” signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, this agreement is executed as of the date first set forth above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By

	Name:	Mark W. Viklund
	Title:	Chief Executive Officer

Accepted and Agreed:

NOVOGEN LTD.

By

	Name:	Dr. Graham Kelly
	Title:	Chairman and Chief Executive Officer

[Signature Page to NVGN Engagement Letter Amendment]